Exhibit 99.(a)(2)

HARRIS ASSOCIATES INVESTMENT TRUST
CERTIFICATE OF AMENDMENT
to
AGREEMENT AND DECLARATION OF TRUST

The undersigned, being the duly elected Secretary of Harris Associates Investment Trust (the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY, that the trustees of the Trust, to cure an ambiguity and cure, correct or supplement a defective provision of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), pursuant to Article IX, Section 7 of the Declaration of Trust, have amended the Declaration of Trust as of the 16th day of July, 2014 as follows:

Article VIII, Section 1 of the Agreement and Declaration of Trust is hereby amended and restated as follows:

Trustees, Officers, etc.

Section 1. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided that (a) such Covered Person shall provide security for his undertaking, (b) the Trust shall be insured against losses arising by reason of any lawful advances or (c) a majority of the Trustees who are disinterested persons and who are not Interested Persons (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

[Signature page follows]

Dated as of July 23, 2014

/s/ Janet L. Reali
Janet L. Reali
Secretary